Exhibit 2.1


Mike K. Nakagawa, Esq. (St. Bar #095760)    +--------------------------------+
NAKAGAWA & RICO                             |             FILED              |
A PROFESSIONAL ASSOCIATION                  |                                |
Capitol Oaks Dr., Suite 130                 |      +----------------+        |
Sacramento, California 95833                |      |  OCT 26 2000   |        |
Telephone: (916) 923-2800                   |      |                |        |
Facsimile: (916) 923-2828                   |      +----------------+        |
Attorneys for Debtor                        |                                |
RECOM MANAGED SYSTEMS, INC.                 | UNITED STATES BANKRUPTCY COURT |
                                            | EASTERN DISTRICT OF CALIFORNIA |
                                            +--------------------------------+



                         UNITED STATES BANKRUPTCY COURT

                         EASTERN DISTRICT OF CALIFORNIA
                              (SACRAMENTO DIVISION)

In re:                                                Chapter 11
RECOM MANAGED SYSTEMS,                                BK NO. 00-27398-B-11
INC., a Delaware
corporation,

                                                      DATE: October 25, 2000
                                                      TIME: 1:30 p.m.
                                                      DEPT: "B" (Courtroom 33)

               Debtor.

__________________________________/


              ORDER CONFIRMING PLAN OF REORGANIZATION AND GRANTING
                     FINAL APPROVAL OF DISCLOSURE STATEMENT

      On October 25 and October 26, 2000, in the above-captioned proceeding, a hearing on the confirmation of the Debtor's proposed Plan of Reorganization, as well as on final approval of the Disclosure Statement accompanying said Plan was held before the Court, the Honorable Jane D. McKeag, United States Bankruptcy



                      [BAR CODE]             +--------------------------------+
                                             |       ENTERED ON DOCKET        |
                      !2000-27398 !          |                                |
                                             |      +----------------+        |
                                             |      |  OCT 26 2000   |        |
                      [BAR CODE]             |      |                |        |
                                             |      +----------------+        |
                      !P31!                  |                                |
                                             |  CLERK, U.S. BANKRUPTCY COURT  |
                                             | EASTERN DISTRICT OF CALIFORNIA |
                                             +--------------------------------+

Judge, presiding. Mike K. Nakagawa and Roger D. Linn appeared on behalf of the Debtor, Donna S. Tamanaha on behalf of the office of the United States Trustee, and Mitchell S. Ostwald on behalf of creditor Scott Storer. No other party or their counsel appeared at the hearing.

      The Court having considered the record in this proceeding, including the plan corrections discussed and representations made at the hearing, as well as the declarations, exhibits, arguments, and evidence presented, enters its findings of fact and conclusions of law as follows:

      1. A proposed Plan of Reorganization ("the Plan") under Chapter 11 of the Bankruptcy Code was filed on September 20, 2000, by Recom Managed Systems, Inc. ("the Debtor"). A proposed Disclosure Statement accompanying the Plan ("the Disclosure Statement") also was filed by the Debtor on September 20, 2000. The Disclosure Statement was conditionally approved by the Court on September 25, 2000, and a combined hearing on confirmation of the Plan and final approval of the Disclosure Statement ("the Combined Hearing") was scheduled for October 25, 2000. The Plan and the Disclosure Statement were properly served by the Debtor on September 25, 2000, on all creditors, shareholders and parties-in-interest in this proceeding, along with a ballot, a copy of the Court's order granting conditional approval to the Disclosure Statement and scheduling the Combined Hearing, and a notice of the Combined Hearing and the deadlines for the submission of ballots and objections.

      2. At the Combined Hearing, the Debtor requested that the references to "Class 2" and "Class 3" on page 10, lines 22, 23, and 26 of the Plan be corrected to read "Class 1" and "Class 2", respectively. The requested modifications are reasonable and are approved.

      3. The Plan as modified classifies claims and interests into two classes, specifies the impaired or unimpaired status of each class, and provides for an adequate means for implementation of the Plan that is consistent with the interests of creditors and the public.

      4. The Debtor has properly served all parties-in-interest with copies of the Disclosure Statement and notice of the Combined Hearing. The information contained in the Disclosure Statement is adequate within the meaning of 11 U.S.C. section 1125(a).

      5. The Debtor commenced this Chapter 11 proceeding and has proposed the Plan in good faith and not by any means forbidden by law.

      6. All payments made or promised by the Debtor for preconfirmation services, costs, or expenses in connection with the Plan or the case have been disclosed, or will be fully disclosed and subject to Court approval. It is appropriate to establish a bar date for the filing of requests for payment of administrative claims against the estate.

      7. The Debtor has sufficiently disclosed the identity of all post-confirmation insiders, as well as their compensation.

      8. There are no rate changes subject to regulatory agency approval and no retiree benefit payments that must be continued under the Plan.

      9. The Plan is in the best interest of creditors in that each holder of a claim in an impaired class will receive an amount no less than such creditor would receive in a Chapter 7 liquidation as of the Effective Date of the Plan.

      10. Timely payment of all priority claims is provided for under the Plan.

      11. Impaired Classes 1 and 2 have accepted the Plan.

      12. Confirmation of the Plan is not likely to be followed by liquidation or need for further financial reorganization.

      13. The Plan provides for payment on or before its Effective Date of all fees required under 28 U.S.C. section 1930.

      Based on the foregoing findings of fact and conclusions of law, IT IS HEREBY ORDERED that:


      1. The Debtor's Plan of Reorganization dated September 20, 2000, a copy of which is attached to this Order as Exhibit "A", as modified by this Order, is CONFIRMED.

      2. The Debtor is discharged from any debt that arose prior to the date of entry of this Order and any debt of any kind specified in 11 U.S.C. section 502(g), (h), or (i), whether or not a proof of claim based on such debt is filed or deemed filed under 11 U.S.C. section 501, such claim is allowed under 11 U.S.C. section 502, or the holder of such claim accepted the Plan and whether or not the right to payment was reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, secured, or unsecured.

      3. This Court shall retain jurisdiction as set forth in Article X of the Plan.

      4. Confirmation of the Plan revests the Debtor's interest in the property of the estate as provided under the Plan.

      5. The Debtor shall pay all fees payable under 28 U.S.C. section 1930 as required by the Bankruptcy Code.

      6. All requests for the allowance of any administrative expense claims pursuant to 11 U.S.C. section 503 shall be filed with the Court and properly served no later than thirty (30) days after the Effective Date of the Plan. Failure to timely file such a request shall bar any such claim against the Revested Debtor.

      7. Jonathan E. Tesar is authorized to be employed as the disbursing agent under the Plan. The disbursing agent shall have no liability for any action that he undertakes, which he believes is undertaken pursuant to the Plan, including any action which is an error in judgment made in good faith other than actions which are the result of willful misconduct. The disbursing agent shall not be liable for any action taken or omitted in good faith and believed by him to be authorized within the discretion, rights and powers conferred upon him under the Plan. The disbursing agent is not required to expend or risk his own funds or otherwise incur personal liability in performance of any of his duties or in the exercise of his rights and powers under the Plan. The disbursing agent shall be paid the total amount of $5,000.00 from the Creditor Fund established under the Plan as full payment for his services without necessity of further approval by the Court. The disbursing agent has discretion to employ separate counsel to assistant him in carrying out his duties, which counsel's fees and expenses also shall be paid out of the Creditor Fund.

      8. Copies of this Order shall be mailed to all creditors and other parties in interest along with notice of entry hereof.

DATED:___________________________________      /s/ JANE D. MCKEAG
                                               --------------------------------
                                               HONORABLE JANE D. MCKEAG
                                               UNITED STATES BANKRUPTCY JUDGE


APPROVED AS TO FORM:
LAW OFFICES OF MITCHELL S. OSTWALD



/s/ Mitchell S. Ostwald
----------------------------------------
Mitchell S. Ostwald, Esq.
Attorney for Scott Storer



OFFICE OF THE UNITED STATES TRUSTEE

/s/ DonNa S. Tamanaha
----------------------------------------
DonNa S. Tamanaha, Esq.
Staff Counsel

25
Mike K. Nakagawa, Esq. (St. Bar #095760)      +--------------------------------+
NAKAGAWA & RICO                               |             FILED              |
A PROFESSIONAL ASSOCIATION                    |                                |
2535 Capitol Oaks Dr., Suite 130              |      +----------------+        |
Sacramento, California 95833                  |      |  SEP 20 2000   |        |
Telephone: (916) 923-2800                     |      |                |        |
Facsimile: (916) 923-2828                     |      +----------------+        |
                                              |                                |
                                              | UNITED STATES BANKRUPTCY COURT |
                                              | EASTERN DISTRICT OF CALIFORNIA |
                                              +--------------------------------+

Attorneys for Debtor
RECOM MANAGED SYSTEMS, INC.


                         UNITED STATES BANKRUPTCY COURT

                         EASTERN DISTRICT OF CALIFORNIA

                              (SACRAMENTO DIVISION)

In re:                                             Chapter 11

RECOM MANAGED SYSTEMS, INC., a                     BK NO. 00-27398-B-11 Delaware
corporation,

            Debtor.

________________________________________/


                    DEBTOR'S PROPOSED PLAN OF REORGANIZATION
                              (SEPTEMBER 20, 2000)

      Debtor, RECOM MANAGED SYSTEMS, INC., submits the following Plan of Reorganization.

                                   ARTICLE I.

                              INTRODUCTION TO PLAN

      The Debtor filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on June 26, 2000, in the Eastern District of California, Sacramento Division. This Plan


                          [BAR CODE]

                          !2000-27398!


                          [BAR CODE]

                          !P25!

                                         Exhibit "A" to Order Confirming Plan of
                                         Reorganization and
                                         Granting Final Approval of Disclosure
                                         Statement
of Reorganization constitutes the Debtor's proposal to its known creditors as of the date of the petition.

      The Debtor has prepared and filed a Disclosure Statement accompanying this proposed Plan of Reorganization. Reference is made to the Disclosure Statement for a discussion of the Debtor's operations, and for a summary and analysis of this Plan of Reorganization. In the event there are any inconsistencies between the language of this Plan and that contained in the Disclosure Statement, the provisions of this Plan control.


                                   ARTICLE II.

                                   DEFINITIONS

      All terms used herein shall have the meanings set forth in the United States Bankruptcy Code unless specifically stated to the contrary below.

      1. "Administrative Claim" shall mean a claim allowed pursuant to 11 U.S.C.
section 503.

      2. "Allowed Claim" shall mean a claim (a) in respect to which a proof of claim or interest has been filed with the Court within the acceptable period of limitations fixed by Bankruptcy Rule 3003, the Local Rules of this Court, or an Order setting a claims bar date, or (b) scheduled in the list of creditors filed with the Court, as amended from time to time, and not listed as disputed, unknown, contingent or unliquidated as to amount, and, in either case, as to which no objection to allowance has been made, or (C) in respect of which an objection has been filed and the claim has been allowed by Final Order of the Court.

      3. "Amended Recom Certificate" shall mean the amended and restated certificate of incorporation of Reorganized Recom that sill be effective on the Effective Date, in the form which shall be filed with the Bankruptcy Court at the time of Plan confirmation.

      4. "Class" shall mean any class, including subclasses, into which Allowed Claims or Allowed Interests are classified pursuant to Article III of this Plan.

      5. "The Code" refers to Title 11, United States Code, sections 101 et seq.

      6. "Confirmation Order" shall mean the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Code.

      7. "Court" shall mean the United States Bankruptcy Court for the Eastern District of California, Sacramento Division.

      8. "Creditor Fund" shall mean the account maintained by the Disbursing Agent from which cash payments on allowed claims are made under the Plan.

      9. "Debtor" shall mean Recom Managed Systems, Inc., a Delaware corporation.

      10. "Disbursing Agent" shall mean the entity or individual that shall have responsibility under the Plan to make cash payments on allowed claims and to distribute shares of stock or share certificates as provided under the Plan.

      11. "Disclosure Statement" shall mean the "Disclosure Statement Accompanying Debtor's Proposed Plan of Reorganization" (and all exhibits and schedules annexed thereto) that relates to the Plan and is approved pursuant to
Section 1125 of the Code in an order of the Court as such Disclosure Statement may be amended, modified or supplemented.

      12. "Effective Date" shall mean eleven (11) court days after the date of the Order confirming the Plan is entered, provided that no Order of Stay of Confirmation has been entered as of the date; if an Order of Stay is entered, the Effective Date shall be the next day after the day the stay order. expires, or the confirmation order becomes final and non-appealable, whichever comes first.

      13. "Existing Common Stock of Recom" shall mean the common stock of Recom issued and outstanding prior to the Effective Date, including, without limitation, any restricted stock.

      14. "Final Order" shall mean any Order of this Court in respect of which the time for filing appeals has run, or, if an appeal has been filed, as to which all appeals have been exhausted.

      15. "New Recom Common Stock" shall mean the common stock of Reorganized Recom to be authorized and issued pursuant to the Plan and the Amended Recom Certificate.

      16. "Petition Date" shall mean June 26, 2000, the date on which the case was commenced.

      17. "Plan" shall mean this Plan of Reorganization and any exhibits and authorized amendments and supplements.

      18. "Reorganized Recom" means Recom on and after the Effective Date.

      19. "Secured Claim" shall mean a claim, including interest, fees and charges as determined pursuant to Section 506(b) of the Code, that is secured by a lien on property in which the Debtor has an interest or that is subject to setoff under Section 553 of the Code, to the extent of the value of the claim holder's interest in the Debtor's interest int such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506(a) and, if applicable, Section 1129(b) of the Code.

      20. "Unsecured Claim" shall mean a claim against Recom which is not an administrative claim or secured claim, and which may include claims of whatever nature or description, including, without limitation, claims for unpaid suppliers, open accounts, and other unsecured obligations incurred by the Debtor prior to filing the bankruptcy petition.


                                  ARTICLE III.

                            CLASSIFICATION OF CLAIMS

      Holders of claims and interests are separately classified as follows:

                                UNSECURED CLAIMS

      CLASS 1. GENERAL UNSECURED CLAIMS. This class includes Unsecured Creditors having allowed unsecured claims against the estate that are not an Administrative Claim, Secured Claim, or entitled to priority of payment.

                           CLAIMS OF INTEREST HOLDERS

      CLASS 2. SHAREHOLDERS OF THE DEBTOR: These parties hold shares of stock representing equity ownership interests in the Debtor.

                                   ARTICLE IV.

                  TREATMENT OF CLAIMS AND INTERESTS

A.    GENERAL.

      1.    DISTRIBUTION DATE.

      Subject to the provisions. of Article V of the Plan, and except as otherwise provided in the Plan or as agreed to by a claimant, property to be distributed under the Plan shall be distributed to the claim holder as soon as practicable after the Effective Date, taking into account any dispute regarding the allowance of the claim.

            2. TRANSMITTAL OF DISTRIBUTIONS TO PARTIES ENTITLED.

            All distributions shall be deemed made at the time such distribution is deposited into the United States mail, postage prepaid. Except as otherwise agreed by the holder of the claim or interest, and except as provided in the Plan, any property to be distributed on account of an allowed claim or interest shall be distributed by mail upon compliance by the holder with any applicable requirements, including the provision of tax withholding information and/or the surrender of Existing Common Stock of Recom, to (a) the latest mailing address designated by the holder of the claim or interest to receive such distributions, or (b) if no such mailing address is designated, to the mailing address reflected on the schedules of assets and liabilities or in Reorganized Recom's books and records.

            3. ALLOCATION OF CONSIDERATION DISTRIBUTED.

            Allowed claims of all claimants and interest holders, together with any interest thereon, shall be fully satisfied by the distribution provided for in the Plan, including, without Limitation, those made over time. With respect to such Distributions:

            (a) any cash distributed shall be in satisfaction of only that portion of the allowed claim equal to the amount of cash distributed, and

            (b) any New Recom Common Stock distributed shall be in full payment and satisfaction of the total remaining balance of the claim. Nothing contained herein shall limit the scope of the discharge provided under Article V of this Plan.

            4. PROHIBITION OF FRACTIONAL SHARES.

            Notwithstanding any other provision of the Plan, only whole numbers of shares of New Recom Common Stock shall be issued. As a result, if the calculated distribution on account of any allowed claims or allowed interests would otherwise result in the issuance of a number of shares of New Recom Common Stock that is not a whole number, then the actual distribution of shares shall be rounded up or down. No consideration shall be provided in lieu of fractional shares that are rounded down, provided, however, that if any calculated distribution on account of an allowed claim or allowed interest would otherwise result in the issuance of less than one share of New Recom Common Stock to the holder, then such holder of the allowed claim or allowed interest shall receive one share.

      B.    UNCLASSIFIED CLAIMS.

            1.    ADMINISTRATIVE CLAIMS.

            Each holder of an Administrative Claim shall be paid by Reorganized Recom in cash from the Creditor Fund upon the Effective Date unless the holder of the claim agrees otherwise. All requests for allowance of administrative claims must be filed with the Court within thirty (30) days of the Effective Date. All fees payable under 28 U.S.C. section 1930 which have not heretofore been paid shall be paid on the Effective Date or as soon thereafter as is practicable.

      C.    UNSECURED CLAIMS.

            CLASS 1. GENERAL UNSECURED CLAIMS.

            Claimants in this Class having allowed claims of $500.00 or less may elect to accept general treatment under this Class, or, receive cash in the allowed amount of their claims on the Effective Date. Claimants in this Class having allowed claims in excess of $500.00, may elect to waive general treatment under this Class in favor of receipt of $500.00 in full satisfaction of their allowed claims on the Effective Date. The remaining claimants in this Class (who do not elect the aforementioned treatment) generally shall be paid pro rata on the allowed amount of their claims on the Effective Date. The balance of the allowed amount of the allowed claims of these remaining claimants shall be paid through receipt of one share of New Recom Common Stock for every $25.00 increment of remaining allowed unsecured claim. Fractional increments shall be rounded to the nearest whole share. This Class is impaired.

      D.    CLAIMS OF INTEREST HOLDERS.

            CLASS 2. SHAREHOLDERS OF THE DEBTOR.

            All holders of allowed interests shall receive certificates representing shares of New Recom Common Stock in an amount representing a reverse split approximately equivalent to 1 share of New Recom Common Stock for every 28.74 shares of Existing Common Stock of Recom. This Class is impaired.

                                   ARTICLE V.

                         MEANS OF EFFECTUATING THE PLAN

      A.    CORPORATE ACTION AND FINANCIAL RESTRUCTURING.

            1. On the Effective Date, the adoption of the Amended Recom Certificate or similar constituent documents for Reorganized Recom, the initial selection of directors and officers for Reorganized Recom, the distribution of cash and issuance and distribution of New Recom Common Stock, the adoption, execution, delivery, conveyance, assignment, and implementation of all contracts, agreements, documents, instruments, amendments, releases and other agreements related to any of the foregoing or the Plan, and the other matters provided for under the Plan involving the corporate structure of Recom or Reorganized Recom or corporate action to be taken by or required by Recom or Reorganized Recom, shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of Recom or Reorganized Recom.

            2. On the Effective Date, the respective Chairman of the Board of Directors, the Chairman of any special committees designated by the Board of Directors, the President, any Executive Vice President, the Senior Vice President-Chief Accounting Officer, or Corporate Secretary of Recom and Reorganized Recom, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, agreements, documents, certificates, reports, or other papers, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, agreements approved thereby, or orders of the Court relating thereto. The respective Secretary or any

Assistant Secretary of Recom or Reorganized Recom shall be authorized to certify or attest to any of the foregoing actions.

            3. On the Effective Date, Reorganized Recom shall adopt the Amended Recom Certificate in conformance with section 303 of the Delaware General Corporation Law and pursuant to section 1123 (a) (5) (I) of the Code. The Amended Recom Certificate shall contain provisions which, among other provisions, shall: (a) authorize the issuance of the New Recom Common Stock, and
(b) prohibit the issuance of nonvoting equity securities. The Amended Recom Certificate will become effective upon (a) confirmation of the Plan, (b) the occurrence of the Effective Date, and (c) the filing with the Delaware Secretary of State of a certificate of amendment reflecting the Amended Recom Certificate. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable state law, Reorganized Recom shall file with the applicable state governmental agencies or offices any required constituent documents for Reorganized Recom.

            4. Reorganized Recom shall cause sufficient shares of New Recom Common Stock to be authorized for issuance in the Amended Recom Certificate and shall issue and deposit with the Disbursing Agent sufficient shares of such stock as are required for the initial distribution to holders of allowed claims in Class 2 and allowed interests in Class 3 under the Plan. In addition, Reorganized Recom shall reserve for issuance sufficient shares of such stock as are required for distribution to holders of disputed claims in Class 2 and disputed interests in Class 3, pending the allowance or disallowance of such disputed claims or interests.

            5. Reorganized Recom shall cause a sufficient number of shares of New Recom Common Stock to be authorized to meet the funding requirements set forth below.

      B.    FUNDING OF THE PLAN.

            Funds required to make cash payments required by the Plan shall be provided through the sale of 1,200,000 shares of New Recom Common Stock to Vanguard West, LLC, a Nevada limited liability company, for the total purchase price of $100,000. After the reverse stock split referred to in Article IV(D) above, the relative share ownership as of the Effective Date shall be approximately as follows:


HOLDER                           NUMBER OF SHARES                   PERCENTAGE
-------------------------------------------------------------------------------
VANGUARD WEST, LLC                1,200,000                         87.0%
-------------------------------------------------------------------------------
CLASS 1 CLAIMANTS                 60,000                            4.3%
-------------------------------------------------------------------------------
CLASS 2 interests                 120,000                           8.7%
-------------------------------------------------------------------------------

Additional funds to make cash payments required by the Plan shall be provided through the prosecution of any rights of action, if any, that may be in existence in favor of Recom as of the Petition Date. The Disbursing Agent shall have sole authority to pursuer such rights of action. Additionally, the Disbursing Agent shall liquidate any asset previously constituting the collateral of Comerica Bank with any resulting funds being deposited into the Creditor Fund described below. All funds used to make cash payments shall be held by the Disbursing Agent in a separate interest bearing account denominated the Creditors Fund. The identity of the Disbursing Agent and provisions for compensation of such agent shall be disclosed prior to the hearing on confirmation of the Plan.

      C.    REVESTING OF ASSETS AND CONTINUED OPERATIONS.

            Except as otherwise provided in any provision of the Plan, any agreements entered into in connection therewith, or the Confirmation Order, on the Effective Date all property of the Debtor shall revest in Reorganized Recom, free and clear of all claims, liens encumbrances and other interests of any person, and Reorganized Recom may operate its business and may use, acquire and dispose of property and compromise or settle any claims or interests without the supervision or approval by the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules of the United States Bankruptcy Court for the Eastern District of California, and the guidelines and requirements of the Office of the United States Trustee for the Eastern District of California, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the foregoing, Reorganized Recom may pay the fees and charges that it incurs on or after the Effective Date for professional fees, disbursements, expenses or related support services relating to the bankruptcy proceeding without application to the Court. From and after the Effective Date, Reorganized Recom may use, acquire, and dispose of property without supervision by the Court and free of any restrictions under the Code, other than those restrictions expressly imposed by the Plan, agreements entered into in connection therewith, and the Confirmation Order.

            Reorganized Recom will continue to operate with minimal business activities until a suitable operating business is acquired. All reporting obligations under any applicable federal and state securities and corporate laws shall be met so that public information about Reorganized Recom's operation and business will continue to be filed with the Securities and Exchange Commission .and publicly available.

      D.    MANAGEMENT OF REORGANIZED RECOM. 1. OFFICERS AND DIRECTORS.

            Recom shall, prior to the conclusion of the plan confirmation hearing, file with the Court a designation of the persons who will serve initially as the directors and the executive officers of Reorganized Recom commencing on the Effective Date, which list may be amended at any time prior to the Effective Date upon such notice as may be required by the Court. Subject to any requirement of Court approval under Section 1129(a) (5) of the Code, those persons so designated shall be authorized to assume their offices as of the Effective Date and shall be authorized to continue to serve in such capacities thereafter pending further action of the board of directors or stockholders of Reorganized Recom in accordance with applicable state law and Reorganized Recom's then-existing bylaws and charter.

            2. NEW EMPLOYMENT, RETIREMENT, INDEMNIFICATION AND OTHER AGREEMENTS AND INCENTIVE COMPENSATION PROGRAMS.

            Reorganized Recom may enter into modified employment agreements with certain of its executive officers. Any employment agreements that are to take effect on or before the Effective Date shall be subject to the approval of the Bankruptcy Court, summaries of which will be filed prior to the hearing on the plan confirmation hearing. In addition, as of the Effective Date, Reorganized Recom shall have the authority to: (a) enter into employment, retirement, indemnification and other agreements with its active directors, officers and employees, and (b) implement retirement income plans, welfare benefit plans and other plans for active employees. Such agreements and plans may include equity, i bonus and other incentive plans in which officers and other employees of Reorganized Recom may be eligible to participate.


      E.    RELEASE OF LIENS.

            Except as otherwise provided in the Plan or in any contract, instrument or other agreement or document created in connection with the Plan, on the Effective Date, all liens or other security interests against property of the Debtor shall be released, and all right, title and interest of any holder of such liens or other security interests shall revert to Reorganized Recom and its successors and assigns.

      F.    EXEMPTION FROM CERTAIN TRANSFER TAXES.

            Pursuant to Section 1146(C) of the Code, the issuance, transfer or exchange of New Recom Common Stock, the creation of any lien or other security Interest, the making or assignment of any lease or sublease, or the making or delivery of any assignment or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any bills of sale or assignments executed in connection with the Plan, agreement entered into in connection therewith, or the Confirmation Order, shall not be subject to any stamp tax, real estate transfer tax or similar tax.

      G. CANCELLATION AND SURRENDER OF INSTRUMENTS, SECURITIES AND OTHER DOCUMENTATION.

            On the Effective Date, except as otherwise provided by the Plan, all Existing Common Stock of Recom, and any other rights 14 to acquire Existing Common Stock of Recom shall be deemed canceled and of no further force or effect, without any further action on the part of the Court or any person. The holders of such canceled instruments, securities and other documentation shall have no rights arising from or relating to such instruments, securities or other documentation or the cancellation thereof, except the rights provided pursuant to the Plan.

            Following the Effective Date, holders of Existing Common Stock of Recom will receive from the Disbursing Agent or any stock transfer agent specific instructions regarding the time and manner in which the existing stock certificates are to be surrendered. Pending such surrender, such Existing Common Stock of Recom will be deemed to represent the number of shares of New Recom Common Stock outstanding after the reverse stock split and shall represent only the right to receive the distributions to which the holder is entitled under the Plan.

            Any stock certificate which is lost, stolen, mutilated, or destroyed, shall be deemed surrendered when the holder of a Claim based thereon delivers to the Disbursing Agent or any stock transfer agent or their designee:
(a) evidence satisfactory to the Disbursing Agent, stock transfer agent, or its designee, of the loss, theft, mutilation, or destruction of such certificate, and (b) such security or indemnity as may be required by the Disbursing Agent, stock transfer agent, or its designee, to hold each of them harmless with respect thereto.

      H. APPLICABILITY OF SECTIONS 1125 AND 1145 OF THE CODE TO NEW RECOM COMMON STOCK ISSUED UNDER THE PLAN.

            The protection afforded by Section 1125 of the Code with regard to the solicitation of acceptances or rejections of this Plan, and with regard to the offer, issuance, sale or purchase of the New Recom Common Stock, issued to holders of claims and interests under the Plan and distributed pursuant to the Plan, shall apply to the fullest extent provided by law, and the entry of the Confirmation Order shall constitute the determination by the Court that Recom, Reorganized Recom, and each of their respective officers, directors, partners, employees, members or agents, and each professional person, attorney, accountant, or other professional employed by any of them, shall have acted in good faith and in compliance with the applicable provisions of the Code pursuant to Section 1125 of the Code. In addition, the exemption from the requirements of
Section 5 of the Securities Act of 1933, 15 U.S.C. section 77e, and any state or local law requiring registration for the offer or sale of a security provided for in Section 1145 of the Code shall apply to the New Recom Common Stock issued under the Plan.

      I. APPLICABILITY OF SECTION 3 (A) (9) OF THE SECURITIES ACT OF 1933 AS AMENDED.

            The shares of New Recom Common Stock to be issued to Vanguard West, LLC, when issued pursuant to the Plan, shall be deemed to be restricted securities as that term is used in Rule 144 promulgated under the 1933 Act. The shares of New Recom Common Stock to be issued to the holders of allowed Unsecured Claims in Class 1 and allowed interests in Class 2, when issued pursuant to the Plan, shall be deemed to be exempted securities issued under Section 3(a)(9) of the 1933 Act and shall not be deemed to be restricted securities under Rule 144.

      J.    VOTING OF UNDISTRIBUTED NEW RECOM COMMON STOCK.

            Shares of New Recom Common Stock to be disbursed to holders of allowed claims in Class 1 and allowed interests in Class 2 shall not be issued and outstanding until actually disbursed by the Disbursing Agent to the holders of such allowed claims and. interests entitled thereto. Authorized and issued shares of New Recom Common Stock held by the Disbursing Agent for distribution to the holder of an allowed claim or allowed interest shall not be entitled to vote in any election of directors of Reorganized Recom, or any other matter requiring the vote of shareholders, until such time as the New Recom Common Stock has actually been distributed to the holder of the claim or interest. In addition, a holder of a disputed claim or disputed interests shall not be entitled to vote in any election of directors of Reorganized Recom, or any other matter requiring the vote of shareholders until such time as the disputed claim or disputed interests has become an allowed claim or an allowed interest, and the holder of such allowed claim or allowed interest has received its distribution and become a shareholder of record of Reorganized Recom.

      K.    OBJECTIONS TO CLAIMS OR INTERESTS.

            Unless another date is established by the Court, all objections to claims and interests shall be filed and served on the holders of such claims by the later of: (a) 60 days after the Effective Date, or (b) 60 days after the particular proof of claim has been filed, except as extended by an agreement between the claimant and Reorganized Recom or by order of the Court upon an application filed by Reorganized Recom. If an objection has not been filed to a scheduled claim or to a proof of claim that relates to a disputed claim by any objection bar date established in this case, the claim to which the proof of claim or scheduled claim relates shall be treated as an allowed claim.

            After the Effective Date, only Reorganized Recom shall have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to claims. Notwithstanding any prior order of the Court or the provisions of Bankruptcy Rule 9019, as of the Effective Date, Reorganized Recom may settle or compromise any disputed claim without approval of the Court.

      L.    DISCHARGE OF RECOM AND INJUNCTION.

            Except as otherwise provided in the Plan, or any agreements entered into in connection therewith:

            1. The rights afforded in the Plan, and the treatment of all claims and interests therein, shall be in exchange for, and in complete satisfaction, discharge and release of, all claims, including without limitation, all Administrative Claims and Unsecured Claims, including any interest accrued on such claims from and after the Petition Date, against Recom, the debtor-inpossession, and Reorganized Recom, or any of their assets or properties, and shall terminate all interests of any nature whatsoever;

            2. On the Effective Date, all substantive rights or obligations of Recom under any instruments shall be terminated, and Recom shall be deemed discharged and released to the fullest extent permitted by Section 1141 of the Code from all claims that arose prior to the Effective Date, including without limitation, all Administrative Claims and Unsecured Claims, including any interest accrued on such claims from and after the Petition Date, against Recom and the debtor-in-possession, or any of their assets or properties, and all debts of the kind specified in Sections 502(g), 502(h) or 502(I) of the Code. The discharge and release shall be effective, in each case whether or not: (a) a proof of claim or proof of interest based on such claim or interest is filed or deemed filed pursuant to
Section 501 of the Code, (b) a claim or interest is allowed pursuant to the Code, or (C) the holder of a claim or interest has accepted the Plan;

            3. All persons shall be permanently enjoined by section 524 of the Code from asserting against Reorganized Recom, its successors, or its assets or properties, any other or further claims or interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the date the Plan is confirmed. The discharge shall void any judgment against Recom or Reorganized Recom at any time obtained to the extent that it relates to a claim or interest discharged or terminated.

            4. On or after the Effective Date, all persons who have held, currently hold or may hold a claim or interest discharged or terminated pursuant to the terms of the Plan are permanently enjoined by section 524 of the Bankruptcy Code from taking any of the following actions on account of any such discharged Claim or terminated Interest: (a) commencing or continuing in any manner any action or other proceeding against Recom, Reorganized Recom, its successors, its officers and directors, or its property; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against Recom, Reorganized Recom, its successors, its officers and directors, or its property; (c) creating, perfecting or enforcing any lien or encumbrance against Recom, Reorganized Recom, its successors, or its property; (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due to Recom, Reorganized Recom, its successors or property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Any person violating such injunction may be liable for actual damages, including costs and attorneys' fees and, in appropriate circumstances, punitive damages; and

            5. On and after the Effective Date, all persons who have held, currently hold or may hold a claim or interest discharged or terminated pursuant to the terms of the Plan are permanently enjoined by Section 524 of the Code from commencing or continuing in any manner any action or other proceeding against any party on account of a claim or cause of action that was property of the Debtor, including without limitation, any derivative claims capable of being brought on behalf of Recom or Reorganized Recom, and all such claims and causes of action shall remain exclusively vested in Reorganized Recom to the maximum extent such claims and causes of action were vested in the debtor-in-possession.

            The requirements of this Plan shall be binding upon and govern the acts of all persons including, without limitation, all holders of claims and interests, all filing agents or officers, title agents or companies, recorders, registrars, administrative agencies, governmental units and departments, agencies or officials thereof, secretaries of state, and all other persons who may be required by law, the duties of their office, or contract to accept, file, register, record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the assets of Recom and/or Reorganized Recom.

      M.    PRESERVATION OF RIGHTS OF ACTION.

            Except as provided in any other contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Code, Reorganized Recom shall retain and may enforce any claims, rights and causes of action, including rights and causes of action arising under the Code which are commenced prior to the closing of the case, that it or the Debtor may hold against any person. Reorganized Recom or its successor(s) may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of Reorganized Recom or its successor(s) holding such rights of action.

      N.    LIMITATION of LIABILITY.

            Neither Recom, Reorganized Recom, or any of their respective officers, directors, partners, employees, members or agents, nor any professional persons, attorneys, accountants or other professionals employed by any of them, shall have or incur any liability to any person for any act taken or omission made in good faith in connection with or related to formulating, implementing, confirming, or consummating the Plan (including soliciting acceptances or rejections thereto), the Disclosure Statement or any contract, instrument, release or other agreement or document entered into in connection with the Plan, or regarding any distributions made pursuant to the Plan. The entry of the Confirmation Order shall constitute the determination by the Court that Recom, Reorganized Recom, and each of their respective officers, directors, partners, employees, members or agents, and each professional person employed by any of them, have acted in good faith through the Confirmation Date with respect to the foregoing.


                                   ARTICLE VI.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

            Except as may be provided in the Confirmation Order, all unexpired leases of the Debtor, and any executory contracts, including any obligation of Recom to indemnify or defend any individual serving as one of its present or former officers or directors who served in such capacity prior to the Effective Date, are deemed rejected by the Debtor upon Plan Confirmation.


                                  ARTICLE VII.

                       EFFECT OF CONFIRMATION OF THE PLAN

            Confirmation of this Plan shall release and discharge all claims of creditors against the Debtor arising prior to the Effective Date, except as provided in the Plan. Upon confirmation of the Plan, all property and rights of the Debtor's estate shall become property and rights of the revested Debtor subject to the liens and encumbrances as stated in this Plan. The jurisdiction of the Court shall terminate, except as to separate proceedings or objections to claims, and except as otherwise provided by any statute, the terms of the Plan, or any order of the Court.

            Expenses incurred by the Debtor after the Effective Date of the Plan, including professional fees and costs, shall be paid by the Debtor from any source, without further application being made to the Court for approval thereof and without further order of the Court.

                                  ARTICLE VIII.

                            MODIFICATION OF THE PLAN

            The Debtor may propose amendments or modifications to the Plan prior to its confirmation. After confirmation of the Plan, Debtor may, with court approval, modify the Plan or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and effect of the Plan.

                                   ARTICLE IX.

                      POSTCONFIRMATION FEES AND REPORTS TO
                            THE UNITED STATES TRUSTEE

            Upon confirmation of the Plan, the expiration of one hundred twenty
(120) days after the Effective Date, and establishment of the Creditors Fund, the case shall be deemed administratively closed. The case may be re-opened upon a motion of the Debtor, creditor, or other party-in-interest, for the enforcement of any rights, for the issues reserved for the jurisdiction of the Court, or the entry of any order as may be reasonably necessary for the implementation of the confirmed Plan.

            The Debtor shall file one post-confirmation status report ninety
(90) days after the Effective Date and shall submit an order, for the administrative closing of this case upon expiration of 120 days after the Effective Date, unless a motion to extend that time has been filed by a party-in-interest. The Debtor shall it pay the fees for any quarter, or fraction thereof, to the office of the United States Trustee as required by 28 U.S.C. section 1930 for the one hundred twenty (120) day period following the Effective G Date of the Plan and for any quarter or fraction thereof for which the case has been reopened for any proceeding relating to a default under the Plan.

                                   ARTICLE X.

                            RETENTION OF JURISDICTION

            Following confirmation of the plan, the Court shall retain I jurisdiction for the following purposes:

            1. To consider and reconsider creditor's claims and ! objections thereto, including claims arising from the rejection of any executory contract and any objections which may be made) i thereto.

            2. To fix and approve payment of expenses of administration, including approval of application for fees filed by any professional or other person employed in these cases for services rendered and costs of administration through the Effective Date;

            3. To resolve any dispute regarding the meaning I interpretation or execution and implementation of this Plan;

            4. To authorize payment of obligations incurred in the Chapter 11 case;

            5. To determine any and all disputes involving the Debtor which pertain to events or transactions which occurred prior to confirmation of the Plan;

            6. To hear matters relating to the collection of any money or other property including damages due to the Debtor; and

            7. To modify the Plan and to enter an order closing and terminating this case.

                                           "DEBTOR"

                                           RECOM MANAGED SYSTEMS, INC.

DATED: September 20, 2000                  By /s/ John C. Epperson
                                             ----------------------------------
                                             John C. Epperson     Jr. President









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